Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports First Quarter 2010 Results

- Posts revenue of $15.5 million, up 13% year-over- year and 53% sequentially

- Reduces operating expenses to $3.7 million, down 13% year-over-year-

- Narrows net loss to $1.4 million for the quarter -

SAN DIEGO, CA – May 11, 2010 – Axesstel (OTCBB: AXST), a leading provider of fixed wireless voice and broadband data products, reported results for its first quarter ended March 31, 2010.

Axesstel reported revenues for the first quarter of 2010 of $15.5 million, growing 13% year-over-year and 53% sequentially. Net loss for the period was $1.4 million, or $0.06 per share, improving $603,000 from the first quarter of 2009 and $3.4 million from the fourth quarter of 2009.

Clark Hickock, CEO of Axesstel, stated, “Management identified four key 2010 initiatives for Axesstel as announced last quarter:

•	To commercially launch our re-engineered, lower cost lines of phones and modems;

•	To expand sales of broadband modems for tier 1, 2 and 3 carriers in North America;

•	To expand sales of 3G data and VoIP gateways in Europe; and

•	To realize approximately $4 million of annualized operating expense savings in 2010, representing a reduction of over 20% compared to 2009.”

“We have made great progress. Our product development transition to China resulted in a newly re-engineered, competitively-priced product line. We are re-launching eight phone products and five data products that have the same Axesstel design, interface and functionality at a lower cost. These new models are either in the final testing or formal homologation stages with wireless network carriers around the world. Also, we continue to work with Tier 1 and Tier 2 wireless carriers in North America on products for their landline replacement strategies, which include our new broadband gateway with VoIP enhancement and the Fixed Wireless Voice Terminal that seamlessly converts a home phone number to wireless service. In Europe, we are expanding our relationship with a Tier 1 carrier to include our 3G data and VoIP gateway, which is now in the final stages of being customized to its network.”

“Executing on our plan in 2010, first quarter operating loss improved 45% compared to a year ago. We believe these initiatives will drive sales in our core markets, increase margins and improve our performance in the second half of 2010,” added Hickock.

Financial Results

Revenues for the first quarter of 2010 were $15.5 million, compared to revenues of $13.7 million in first quarter 2009 and $10.1 million in fourth quarter 2009. First quarter 2010 revenue included $6.2 million associated with the completion of a Latin American phone order. Data products contributed 50% of revenues and voice products 50% in the first quarter 2010, compared to data products with 68% and voice products with 32% in the first quarter of 2009. Gross margin for the first quarter 2010 was $2.6 million, or 17% of revenue, compared to $2.3 million, or 16% of revenue for the same period last year. Gross margins for both periods were impacted by the sale of aged inventory at reduced pricing to eliminate the risk of further inventory obsolescence. First quarter 2010 operating expenses decreased to $3.7 million, or 24% of revenue, from $4.2 million, or 31% of revenue, in the first quarter of 2009. First quarter 2010 net loss was $1.4 million, or $0.06 per share, compared to first quarter 2009 net loss of $2.2 million, or $0.09 per share, and fourth quarter 2009 net loss of $4.8 million, or $0.21 per share, including write downs of $1.9 million.

Pat Gray, Axesstel’s CFO, stated, “We have streamlined costs. In the first quarter, operating expenses were the lowest level in the past five years on a quarterly basis. As we complete our transition of research and development activities to China in the third quarter, we expect to further reduce operating expenses in the second half of the year. We continue to target profitability at approximately $60 million of annual revenue subject to gross margins returning to the low twenties.”

As of March 31, 2010, the cash and cash equivalents balance was $750,000, compared to $602,000 million as of December 31, 2009. The company continues to fund its working capital needs through financing of accounts receivable backed by credit insurance or letters of credit. Working capital was a deficit of $8.8 million at March 31, 2010. Axesstel ended the quarter with $3.9 million in receivables based financing. Subsequent to quarter end, the company entered into a line of credit with a commercial bank in China. This line bears interest at 6% per annum with an initial borrowing limit of $1.5 million and the opportunity to increase the facility based on payment history.

“This new line of credit provides additional debt financings to support our operating requirements. We are also striving to increase operating profits as well as continue to evaluate various strategic and financing options to improve our financial position,” concluded Gray.

Recent Highlights

•	Secured initial purchase order for the MV440 Wi-Fi Gateway from a Verizon dealer in the United States for delivery in the second quarter.

•	Established Axesstel (Shanghai), Ltd. as a wholly-owned operating subsidiary in China for research and development and project management.

•

Exhibited its diverse product line and demonstrated its high performance Verizon Network Ready MV440 Wi-Fi broadband gateway and TX240G fixed wireless voice terminal with AGPS/E911 service designed for landline replacement at the CTIA International Wireless 2010 in Las Vegas in March.

•

Demonstrated its HSPA high-speed uplink packet access (HSUPA) Wi-Fi Gateway, USB Dongle and portable Wi-Fi gateway with ExpressCard, in addition to its full line of data and voice products for 2G and 3G in GSM and CDMA networks at the 2010 GSMA Mobile World Congress in Barcelona in February.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, May 11, 2010 to discuss its first quarter 2010 results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 72817550. If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available for two business days, until 11:59 p.m. ET May 13th. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 72817550.

About Axesstel, Inc.

Axesstel (OTCBB:AXST) is a globally recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G and VoIP gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2010 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2010	March 29, 2009
Revenues	$15,476,489	$13,743,181
Cost of goods sold	12,885,446	11,493,081

Gross margin	2,591,043	2,250,100

Operating expenses
Research and development	872,350	1,027,423
Selling, general and administrative	2,813,490	3,203,503

Total operating expenses	3,685,840	4,230,926

Operating loss	(1,094,797)	(1,980,826)

Other income (expense)
Interest expense, net	(312,148)	(206,835)
Other, net	(134)	(11,998)

Total other income (expense), net	(312,282)	(218,833)

Loss before provision for income taxes	(1,407,079)	(2,199,659)
Provision for income taxes	—	—

Net loss	$(1,407,079)	$(2,199,659)

Loss per share:
Basic	$(0.06)	$(0.09)

Diluted	$(0.06)	$(0.09)

Weighted average shares outstanding:
Basic	23,456,232	23,228,982

Diluted	23,456,232	23,228,982

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited) March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$749,937	$602,106
Accounts receivable, net	8,463,326	10,908,292
Inventories, net	2,274,000	2,925,388
Prepayments and other current assets	741,254	773,036

Total current assets	12,228,517	15,208,822

Property and equipment, net	266,347	333,521

Other assets:
Licenses, net	445,591	555,139
Other, net	77,487	91,857

Total other assets	523,078	646,996

Total assets	$13,017,942	$16,189,339

	March 31, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,825,895	$12,629,113
Bank financing	3,893,108	4,485,318
Accrued commissions	1,226,719	1,911,000
Accrued royalties	1,574,328	1,430,000
Accrued warranties	375,000	375,000
Other accrued expenses and current liabilities	2,093,109	1,980,795

Total current liabilities	20,988,159	22,811,226

Stockholders’ deficit	(7,970,217)	(6,621,887)

Total liabilities and stockholders’ deficit	$13,017,942	$16,189,339